Exhibit 10.5

Employment Agreement

Employer: Shandong Spring Pharmaceutical Co., Ltd. (hereinafter referred to as Party A)

Employee: Tinghe Yan (hereinafter referred to as Party B)

In order to develop the cause of Shandong Spring Pharmaceutical Co., Ltd., and facilitate the achievements and development of the employer, Party A and Party B have reached the following agreement on the principle of voluntariness, equality and mutual benefit:

I.	Employment period
The Agreement is valid from January 1, 2014 to December 31, 2018. The period of employment is five years.

II.	Employment position
Party A shall appoint Party B as Chairman and CEO of Shandong Spring Pharmaceutical Co., Ltd.

III.	Employment salary standard
During the term of his employment as Chairman and CEO of Shandong Spring Pharmaceutical Co., Ltd, Party B will be paid 300,000 RMB per month.

Party A may regularly assess Party B's performance and make a comprehensive assessment regarding Party B's work and the benefits he created for the company and make appropriate adjustments to Party B's basic salary.

IV.	Scope of work and duties
1. Implement the national line, principles, policies and laws and regulations, and implement the resolutions and decisions of the board of directors of our company.

2. Pursuant the internal and external environment of the enterprise and the needs of the market, determine the quality policy and quality target of the enterprise the company

3. Convene and organize meetings of the directors of the company, examine the implementation of resolutions and decisions of the board of directors.

4. Examine the implementation of articles of association, system and authorized operation, organize and propose the revised draft of articles of association.

5. Sign documents such as legal documents, public announcements, economic contracts, letters of responsibility for asset operations, property rights and their changes, financial budget accounts, production statistics, labor wages, rewards and punishments, letters of authorization, and other documents that shall be signed in accordance with the provisions of laws, regulations and systems, report form.

6.	Organize and formulate the company's development plan, investment direction, investment scale and new technology, new product development decision.
V.	Insurance and welfare treatment
1.
The company has the obligation to pay the legally required social insurance for the employed personnel, the premium of which shall be borne by the company; the agreement shall not be renewed until the expiration of the agreement, and the remaining unpaid insurance premium shall be borne by Party B.

2.	Party B shall enjoy national statutory holidays, marriage leave, funeral leave and other relevant statutory holidays.
3.	After Party B has worked for Party A for more than one year and has outstanding achievements, Party A will give Party B a reward for paid annual leave at the appropriate time of the year.
VI.	Obligations and duties of both parties
1.
Party B has the obligation to make reasonable suggestions in favor of the development of the company, report its work to the company, and punish the staff members who are in violation of the rules and regulations of the company within the scope of their duties.

2.
If Party B has done his job well and made significant contributions to the company, the company may give a reward according to its performance; if Party B fails to achieve 80% of the overall benefit of the company during the working period, the company has the right to deduct 10% of its total salary. Party A has the right to dismiss Party B if Party B fails to complete the company's overall target benefit of 60%.

3.
After the expiration of the agreement, if Party A wishes to continue to employ Party B, the agreement may be renewed by mutual agreement. The labor relationship shall be rescinded immediately if the agreement is not agreed upon.

VII.	Confidentiality of commercial secrets
1.
Party B has the obligation to maintain commercial and technical secrets for Party A and maintain the image of Party A. If Party B breaches the contract, Party A has the right to hold Party B accountable.

2.
Party B shall not be engaged in related scientific research, production or related management work related to the products of Shandong Spring Pharmaceutical Co., Ltd for 3 years after leaving (or dismissing, dismissal) the company in the same industry.

          VIII.         Change, rescission and termination of labor agreement

1.	Party A and Party B may modify and rescind this Agreement by mutual consent.
2.	Party B may dismiss Party B and rescind this Agreement under any of the following circumstances:
1)	Serious violation of labor discipline or Party A's rules and regulations;
2)	Serious dereliction of duty, malpractice, and great harm to the interests of Party A;
3)	Being investigated for criminal responsibility according to law.
3.	Party A may rescind this Agreement under any of the following circumstances, but shall notify Party B in writing 30 days in advance:
1)	If Party B suffers from illness or is not injured by public service, he cannot engage in the original work after the medical treatment expires;
2)	If Party B is unable to do the job and after training or adjusting the position, it is still unable to do the job;
3)	The parties are unable to agree on an amended agreement pursuant to the provisions of this Agreement.
4.	If Party A fails to pay labor remuneration as stipulated in this Agreement, Party B may terminate the Agreement.
IX.	Handling of labor disputes
1.
This Agreement shall enter into force on the date of its signing. Party A and Party B shall not alter or rescind the agreement without authorization. Any outstanding matters in the implementation of the Agreement shall be subject to consultation between the parties and additional provisions shall be made. The supplemental provisions shall have the same effect as this Agreement. In the event of any dispute arising in the execution of the agreement, the parties shall settle the dispute through negotiation. In the event of a breakdown in negotiation, either party may apply for arbitration to the labor arbitration institution located in the place where Party A is located.

2.	This Agreement is in duplicate copies, one for each party, and shall enter into force upon the signing of both parties.

Party A (seal): Shandong Spring Pharmaceutical Co., Ltd.
Party A legal adviser: Wang Ya

Party B (signature)         /s/ Tinghe Yan

Date: December 10, 2013